Pacific Select Fund NSAR 06-30-13
Exhibit 77H


Changes in Control of Registrant for PD Emerging Markets Portfolio:

On May 10, 2013, there was a change in control with respect to one series of the Registrant from a decrease in Pacific Life Insurance Company's percentage ownership. This decrease in ownership was a result of a reduction of shares held in the PD Emerging Markets Portfolio. Control is determined by 25% ownership in any fund.


Portfolio			        Date	        Percentage Ownership

PD Emerging Markets Portfolio	     	05/01/09 	        >25%
					05/10/13   and after    <25%




Changes in Control of Registrant for Value Advantage Portfolio:

On May 3, 2013, there was a change in control with respect to one series of the Registrant from a decrease in Pacific Life Insurance Company's percentage ownership. This decrease in ownership was a result of a reduction of shares held in the Value Advantage Portfolio. Control is determined by 25% ownership in any fund.


Portfolio			        Date	        Percentage Ownership

Value Advantage Portfolio	     	04/30/13 	        >25%
					05/03/13   and after    <25%




Changes in Control of Registrant for Floating Rate Income Portfolio:

On May 3, 2013, there was a change in control with respect to one series of the Registrant from a decrease in Pacific Life Insurance Company's percentage ownership. This decrease in ownership was a result of a reduction of shares held in the Floating Rate Income Portfolio. Control is determined by 25% ownership in any fund.


Portfolio			        Date	        Percentage Ownership

Floating Rate Income Portfolio	     	04/30/13 	        >25%
					05/03/13   and after    <25%